MEMORANDUM OF UNDERSTANDING

Elegance Spirits, Inc. (**Elegance Spirits**) develops, produces, markets and exports alcohol products (**Products**) around the globe.

Australian Boutique Spirits Pty Ltd (625 701 420) (**ABS**) is a food and beverage manufacturing company located in Western Sydney, NSW

This Memorandum of Understanding (**MOU**) supersedes any and all previous correspondence, agreements or understandings between the parties. The terms of the MOU are set out below.

1	**Purpose**	This MOU sets out the terms upon which Elegance Spirits may engage ABS to manufacture its alcohol products in Australia.
2	**Manufacturing**	ABS undertakes to manufacture and supply the Products to Elegance Spirits in accordance with Elegance Spirits' instructions and to maintain sufficient manufacturing capacity, stocks of raw materials and packaging to enable it to meet Elegance Spirits' requirements for Products.
3	**Orders and Acceptance**	During the Term, Elegance Spirits will provide written purchase orders to ABS for Products via email, which will include the quantities of each Product requested, a requested time frame for the delivery, and a location for the delivery (each a **Purchase Order**). ABS shall have ten (10) business days from its receipt of a Purchase Order to notify Elegance Spirits of ABS's acceptance or rejection of such Purchase Order and the parties shall promptly execute a Statement of Work confirming all of the agreed to terms.
4	**Price**	ABS will guarantee that the pricing as set forth in each respective Statement of Work will reflect a flat 10% margin over its cost of manufacturing in order to comply with its Related Party Transaction obligations. For as long as its Related Party Transaction obligations exist, ABS will undertake to make available to Elegance Spirits a report of the individual elements comprising its cost of manufacturing for each Statement of Work.
5	**Price Adjustments**	ABS will guarantee the pricing as set forth in each respective Statement of Work for a period of sixty (60) days from the execution date of said Statement of Work. If a price adjustment is warranted, ABS and Elegance Spirits agree to renegotiate, in good faith, the pricing as set forth in each respective Statement of Work, based upon price increases or decreases in the materials and/or ingredients used by ABS in the manufacture and packaging of the Products. Price adjustments shall become effective immediately for all Purchase Orders not yet accepted by ABS.
6	**Term**	This MOU shall commence on the date of signature of this MOU by the Party signing last in time, and shall endure until

<table>
<tr><td></td><td></td><td>terminated by either party on the giving of 30 days written notice to the other, or as otherwise terminated in accordance with clause 8.</td></tr>
<tr><td>7</td><td>Warranties</td><td>Both parties warrant that they have the authority to enter into this Memorandum of Understanding.</td></tr>
<tr><td>8</td><td>Confidentiality and Intellectual Property Rights</td><td>The parties acknowledge that, in the course of their negotiations under this MOU, it may be necessary for the parties to provide documentation, technical and business information and/or intellectual property, in whatever form recorded (collectively, Confidential Information), to each other. All Confidential Information provided or disclosed by any Party to the other parties hereunder shall remain the property of the furnishing Party and shall be held in strict confidence by the receiving Party, unless the furnishing Party otherwise consents in writing in its sole discretion or unless disclosure of such Confidential Information is required by the applicable laws (as detailed below).

Confidential Information furnished by any Party under this MOU:

(a) shall not be reproduced or copied, in whole or in part, by the receiving Party except for use as specifically authorised by this MOU;

(b) shall, together with any copies thereof, be returned to the disclosing Party, or at the request of the disclosing Party, destroyed, when no longer needed for purposes of this MOU or at the request of the disclosing Party; and

(c) shall only be disclosed by the receiving Party to its employees, attorneys, accountants and other professional advisors ("Representatives") who have a need to know such Confidential Information in connection with the performance of this MOU; and who have agreed to comply with the confidentiality obligations set forth herein, and provided that the receiving Party is responsible for any breach of confidentiality by its Representatives.

Neither Party may issue any press release or otherwise publicise or disclose to any third party the existence or nature of this MOU and/or the Project without the prior written consent of the other Party.

All rights of Elegance Spirits in any of the products and/or related intellectual property are and shall remain at all times the sole property of Elegance Spirits.

This clause shall be legally binding on the parties and capable of enforcement in a court of competent jurisdiction and shall survive the termination or expiration of this MOU.</td></tr>
</table>

1	**Title and risk**	The Products are at ABS's risk until delivered to Elegance Spirits after which time Elegance Spirits has title to the Products.
1	**Breach**	Notwithstanding anything to the contrary contained or implied in this MOU, in the event that any Party (the **Defaulting Party**) breaches any provision of this MOU and does not remedy such breach (insofar as it is capable of remedy) without 7 (seven) days from date of receipt of written notice by the Defaulting Party from the other Party (the **Aggrieved Party**), the Aggrieved Party shall have the right to cancel this MOU or to seek specific performance of the Defaulting Party's outstanding obligations, in either instance without prejudice to the Aggrieved Party's rights at common law arising from such breach, including without limitation, the right to claim such damages as the Aggrieved Party may have suffered by reason of or arising from such breach.
1	**Further Assurance**	Each party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other parties to effectively carry out and give effect to the terms and intentions of this Memorandum of Understanding.
1	**Related Party Transaction**	ABS acknowledges that at present, Elegance Spirits is a related party in its ordinary course of business and all Price(s) shall be quoted on an arm's length basis complying with applicable transfer pricing regulations. Any further transaction(s) entered into by ABS with Elegance Spirits as a related party in its ordinary course of business shall be periodically reported to the Board. The Related Party Transaction obligations cease to exist if and when ABS is no longer a related party of Elegance Spirits.
1	**Governing Law**	The agreement constituted by this Memorandum of Understanding shall be governed by and construed in accordance with the law from time to time in New South Wales. The parties agree to submit to the non-exclusive jurisdiction of the Courts of New South Wales and the Courts which hear appeals from those Courts.
1	**Assignment**	None of the parties may assign any of the rights or obligations conferred by this agreement without the consent of the other parties.
1	**Costs**	Each party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Memorandum of Understanding.
1	**Notices**	Each notice authorised or required to be given to a party shall be in writing and may be delivered personally or sent by properly addressed prepaid mail in each case addressed to the party at its address set out in below: In the case of Elegance Spirits: Attention: Nick Ventura Email: nick@elegancevodka.com

		Attention: Sahil Berri Email: sahil@australianboutiquespirits.com
1	**Severance**	If any provision of this Memorandum of Understanding is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.
1	**Counterparts**	This Memorandum of Understanding may be executed in any number of counterparts, each of which when executed and delivered to the other parties shall constitute an original, but all counterparts together shall constitute one and the same agreement.

If the terms and conditions set out above are acceptable, please execute this Memorandum of Understanding in the appropriate place below.

Dated this 21st day of April, 2018.

EXECUTED by **Elegance Spirits, Inc.**)

Signature

Raj Beri

Name

EXECUTED by **Australian Boutique Spirits Pty Limited (625 701 420)**)

21/4/18

Signature

Sahil Beri

Name